Exhibit 10.14
UGI CORPORATION
2000 STOCK INCENTIVE PLAN
Amended and Restated as of May 24, 2005

TABLE OF CONTENTS

		Page

1.	Purpose and Design	1

2.	Definitions	1

3.	Maximum Number of Shares Available for Options and Restricted Stock Grants	3

4.	Duration of the Plan	4

5.	Administration	4

6.	Eligibility	4

7.	Options	4

8.	Restricted Stock	7

9.	Dividend Equivalents and Restricted Stock Dividend Equivalents	8

10.	Requirements for Performance Goals and Performance Periods	11

11.	Non-Transferability	12

12.	Consequences of a Change of Control	12

13.	Adjustment of Number and Price of Shares, Etc.	13

14.	Limitation of Rights	13

15.	Amendment or Termination of Plan	13

16.	Tax Withholding	14

17.	Governmental Approval	14

18.	Effective Date of Plan	14

19.	Successors	14

20.	Headings and Captions	14

21.	Governing Law	15

Exhibit A		1
 (i)

UGI CORPORATION
2000 STOCK INCENTIVE PLAN
AMENDED AND RESTATED AS OF MAY 24, 2005
1. Purpose and Design
The purpose of this Plan is to assist the Company in securing and retaining key corporate executives of outstanding ability, who are in a position to significantly participate in the development and implementation of the Company’s strategic plans and thereby contribute materially to the long-term growth, development and profitability of the Company, by affording them an opportunity to purchase its Stock under options or an opportunity to acquire stock by the achievement of specific performance goals. The Plan is designed to align directly long-term executive compensation with tangible, direct and identifiable benefits realized by the Company’s shareholders. No grants may be made under this Plan after January 1, 2004.
2. Definitions
Whenever used in this Plan, the following terms will have the respective meanings set forth below:
2.1 “Account” means a bookkeeping account established on the records of the Company to record a Participant’s interests under the Plan.
2.2 “Administrative Committee” means the committee of employees of the Company appointed by the Committee to perform ministerial and other assigned functions.
2.3 “Board” means UGI’s Board of Directors as constituted from time to time.
2.4 “Change of Control” means a change of control as defined in the attached Exhibit A, as amended from time to time pursuant to Section 15.
2.5 “Committee” means the Compensation and Management Development Committee of the Board or its successor.
2.6 “Company” means UGI Corporation, a Pennsylvania corporation, any successor thereto and any Subsidiary.
2.7 “Comparison Group” means the group determined by the Committee (no later than ninety (90) days after the commencement of a Performance Period) consisting of the Company and such other companies deemed by the Committee (in its sole discretion) to be reasonably comparable to the Company.
2.8 “Date of Grant” means the effective date of an Option or Restricted Stock grant; provided, however, that no retroactive grants will be made.

2.9 “Dividend Equivalent” means an amount determined by multiplying the number of shares of Stock subject to an Option granted in conjunction with the Dividend Equivalent (whether or not the Option is ever exercised with respect to any or all shares of Stock subject thereto), subject to any adjustment under Section 13, by the per-share cash dividend, or the per-share fair market value (as determined by the Committee) of any dividend in consideration other than cash, paid by the Company on its Stock on a dividend payment date that falls within the relevant Performance Period. See also “Restricted Stock Dividend Equivalent.”
2.10 “Employee” means a regular full-time salaried employee (including officers and directors who are also employees) of the Company.
2.11 “Fair Market Value” of Stock means the average, rounded to one cent ($0.01), of the highest and lowest sales prices thereof on the New York Stock Exchange on the day on which Fair Market Value is being determined, as reported on the Composite Tape for transactions on the New York Stock Exchange. In the event that there are no Stock transactions on the New York Stock Exchange on such day, the Fair Market Value will be determined as of the immediately preceding day on which there were Stock transactions on that exchange. Notwithstanding the foregoing, in the case of a cashless exercise pursuant to Section 7.4(iv), the Fair Market Value will be the actual sale price of the shares issued upon exercise of the Option.
2.12 “Grant Letter” means the written instrument that sets forth the terms and conditions of a grant under the Plan, including all amendments thereto.
2.13 “Option” means the right to purchase Stock pursuant to the relevant provisions of this Plan at the Option Price for a specified period of time, not to exceed ten years from the Date of Grant, which period of time will be subject to earlier termination prior to exercise in accordance with Section 7.3(b) of this Plan.
2.14 “Option Price” means an amount per share of Stock purchasable under an Option designated by the Committee on the Date of Grant of an Option to be payable upon exercise of such Option. The Option Price will not be less than 100% of the Fair Market Value of the Stock determined on the Date of Grant.
2.15 “Participant” means an Employee designated by the Committee to participate in the Plan.
2.16 “Performance Goal” means the goal or goals and other requirements that must be met in order for Dividend Equivalents and Restricted Stock Dividend Equivalents, if any, to be paid and restrictions on Restricted Stock to lapse. All Performance Goals must meet the requirements of Section 10.
2.17 “Performance Period” means the performance period during which performance will be measured, as specified by the Committee. Performance Periods must meet the requirements of Section 10.
2.18 “Plan” means this 2000 Stock Incentive Plan.

2.19 “Restricted Stock” means shares of Stock that are subject to restrictions as determined by the Committee.
2.20 “Restriction Period” means the period of time during which Restricted Stock shall be subject to restrictions or conditions, including the Performance Period and any other period specified in the Grant Letter.
2.21 “Severance Plan” means any severance plan maintained by the Company that is applicable to the Employee.
2.22 “Restricted Stock Dividend Equivalent” means an amount determined by multiplying the number of shares of Restricted Stock granted in conjunction with the Restricted Stock Dividend Equivalent, subject to any adjustment under Section 13, by the per-share cash dividend, or the per-share fair market value (as determined by the Committee) of any dividend in consideration other than cash, paid by the Company on its Stock on a dividend payment date that falls within the relevant period specified in the Grant Letter.
2.23 “Stock” means the Common Stock of UGI or such other securities of UGI as may be substituted for Stock or such other securities pursuant to Section 13.
2.24 “Subsidiary” means any corporation or partnership, at least 20% of the outstanding voting stock, voting power or partnership interest of which is owned respectively, directly or indirectly, by the Company.
2.25 “Termination without Cause” means termination for the convenience of the Company for any reason other than (i) misappropriation of funds, (ii) habitual insobriety or substance abuse, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company. The Committee will have the sole discretion to determine whether a significant reduction in the duties and responsibilities of a Participant will constitute a Termination without Cause.
2.26 “UGI” means UGI Corporation, a Pennsylvania corporation or any successor thereto.
3. Maximum Number of Shares Available for Options and Restricted Stock Grants
The number of shares of Stock which may be made the subject of Options and the number of shares of Restricted Stock that may be granted under this Plan may not exceed 3,300,000 in the aggregate (after giving retroactive effect to the 2-for-1 Stock split distributed May 24, 2005), subject, however, to the adjustment provisions of Section 13 below, and provided that the maximum number of Restricted Shares issued hereunder is 1,500,000 (after giving retroactive effect to the 2-for-1 Stock split distributed May 24, 2005). With regard to grants to any one individual in a calendar year: (i) the number of shares of Restricted Stock that may be issued will not exceed 300,000 (after giving retroactive effect to the 2-for-1 Stock split distributed May 24, 2005), and (ii) the number of shares of Restricted Stock together with the number of shares of Stock which may be the subject of grants of Options will not exceed 1,500,000 (after giving retroactive effect to the 2-for-1 Stock split distributed May 24, 2005). If any Option expires or terminates for any reason without having been exercised in full or if Restricted Stock is forfeited, the unpurchased shares subject to the Option or the forfeited shares of Restricted Stock will again be available for the purposes of the Plan. Shares of Restricted Stock and shares which are the subject of Options may be previously issued and outstanding shares of Stock reacquired by the Company and held in its treasury, or may be authorized but unissued shares of Stock, or may be a combination of both.
4. Duration of the Plan
The Plan will remain in effect until all Stock subject to it has been transferred to Participants or all Options have terminated or been exercised and all shares of Restricted Stock have been vested or forfeited. Notwithstanding the foregoing, Options and Restricted Stock may not be granted after December 31, 2009.
5. Administration
The Plan will be administered by the Committee. Subject to the express provisions of the Plan, the Committee will have authority, in its complete discretion, to determine the Employees to whom, and the time or times at which grants will be made. In making such determinations, the Committee may take into account the nature of the services rendered by an Employee, the present and potential contributions of the Employee to the Company’s success and such other factors as the Committee in its discretion deems relevant. Awards under a particular Section of the Plan need not be uniform as among Participants. Subject to the express provisions of the Plan, the Committee will also have authority to construe and interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective stock option agreements required by Section 7.2 of the Plan and the terms and provisions of the restrictions relating to Restricted Stock (none of which need be identical), and to make all other determinations (including factual determinations) necessary or advisable for the orderly administration of the Plan. All ministerial functions, in addition to those specifically delegated elsewhere in the Plan, shall be performed by the Administrative Committee. The Grant Letter shall set forth the terms of each grant under the Plan. Each Participant’s receipt of a Grant Letter shall constitute that Participant’s acknowledgement and acceptance of the terms of the Plan and the grant and the Committee’s authority and discretion.
6. Eligibility
Grants hereunder may be made only to Employees (including directors who are also Employees of the Company) who, in the sole judgment of the Committee, are individuals who are in a position to significantly participate in the development and implementation of the Company’s strategic plans and thereby contribute materially to the continued growth and development of the Company and to its future financial success.
7. Options
7.1 Grant of Options. Subject to the provisions of Sections 2.11 and 3: (i) Options may be granted to Participants at any time and from time to time as may be determined by the Committee; and (ii) the Committee will have complete discretion in determining the Options to be granted, the number of shares of Stock to be subject to each Option, the Option Price to be paid for the shares upon the exercise of each Option, the period within which each Option may be exercised, the vesting schedule associated with the Option, and whether the Option will include Dividend Equivalents.

7.2 Option Agreement. As determined by the Committee on the Date of Grant, each Option will be evidenced by a stock option agreement that will, among other things, specify the Date of Grant, the Option Price, the duration of the Option, the number of shares of Stock to which the Option pertains, the Option’s vesting schedule, and whether the Option will include Dividend Equivalents.
7.3 Exercise and Vesting.
(a) Except as otherwise specified by the Committee in the stock option agreement, the Option shall become exercisable in equal one-third (1/3) installments on the first, second and third anniversaries of the Date of Grant. Notwithstanding the foregoing, in the event that any such Options are not by their terms immediately exercisable, the Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason. No Option will be exercisable on or after the tenth anniversary of the Date of Grant.
(b) Except as otherwise specified by the Committee, in the event that a Participant holding an Option ceases to be an Employee, the Options held by such Participant will terminate on the date such Participant ceases to be an Employee. The Committee will have authority to determine whether an authorized leave of absence or absence on military or governmental service will constitute a termination of employment for the purposes of this Plan. However, if a Participant holding an Option ceases to be an Employee by reason of (i) Termination without Cause, (ii) retirement, (iii) disability, or (iv) death, the Option held by any such Participant will thereafter become exercisable pursuant to the following:
(i) Termination Without Cause. If a Participant terminates employment on account of a Termination without Cause, the Option held by such Participant will thereafter be exercisable only with respect to that number of shares of Stock with respect to which it is already exercisable on the date such Participant ceases to be an Employee; and such Option will terminate upon the earlier of the expiration date of the Option or the expiration of the 13 month period commencing on the date such Participant ceases to be an Employee.
(ii) Retirement. If a Participant terminates employment on account of a retirement under the Company’s retirement plan applicable to that Participant, the Option held by such Participant will thereafter become exercisable as if such Participant had remained employed by the Company for 36 months after the date of such retirement; and such Option will terminate upon the earlier of the expiration date of the Option or the expiration of such 36 month period. Retirement for Employees of AmeriGas Propane, Inc. (“API”) means termination of employment with API after attaining age 55 with ten or more years of service with API and its affiliates.
(iii) Disability. If a Participant is determined to be “disabled” (as defined under the Company’s long-term disability plan), the Option held by such Participant will thereafter become exercisable as if such Participant had remained employed by the Company for 36 months after the date of such disability; and such Option will terminate upon the earlier of the expiration date of the Option or the expiration of such 36 month period.

(iv) Death. In the event of the death of a Participant while employed by the Company, the Option theretofore granted to such Participant will be fully and immediately exercisable (to the extent not otherwise exercisable by its terms) at any time prior to the earlier of the expiration date of the Option or the expiration of the 12 month period following the Participant’s death. Death of a Participant after such Participant has ceased to be employed by the Company will not affect the otherwise applicable period for exercise of the Option determined pursuant to Sections 7.3(b)(i), 7.3(b)(ii) or 7.3(b)(iii). Such Option may be exercised by the estate of the Participant, by any person to whom the Participant may have bequeathed the Option, any person the Participant may have designated to exercise the same under the Participant’s last will, or by the Participant’s personal representatives if the Participant has died intestate.
(c) Notwithstanding anything contained in this Section 7.3, with respect to the number of shares of Stock subject to an Option with respect to which such Option is or is to become exercisable, no Option, to the extent that it has not previously been exercised, will be exercisable after it has terminated, including without limitation, after any termination of such Option pursuant to Section 7.3(b) hereof.
7.4 Payment. The Option Price upon exercise of any Option will be payable to the Company in full (i) in cash or its equivalent, (ii) by tendering shares of previously acquired Stock already beneficially owned by the Participant for more than one year and having a Fair Market Value at the time of exercise equal to the Option Price being paid thereby, (iii) by applying Dividend Equivalents payable to the Participant in accordance with Section 8 of the Plan in an amount equal to the total Option Price, (iv) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, (v) by such other method as the Committee may approve, or (vi) by a combination of (i), (ii), (iii), (iv) and/or (v). The cash proceeds from such payment will be added to the general funds of the Company and will be used for its general corporate purposes.
7.5 Written Notice. A Participant wishing to exercise an Option must give irrevocable written notice to the Company in the form and manner prescribed by the Administrative Committee, indicating the date of award, the number of shares as to which the Option is being exercised, and such other information as may be required by the Administrative Committee. Full payment for the shares pursuant to the Option must be received by the time specified by the Committee depending on the type of payment being made but, in all cases, prior to the issuance of the Stock. Except as provided in Section 7.3(b), no Option may be exercised at any time unless the Participant is then an Employee of the Company.
7.6 Issuance of Stock. As soon as practicable after the receipt of irrevocable written notice and payment, the Company will, without stock transfer taxes to the Participant or to any other person entitled to exercise an Option pursuant to this Plan, deliver to, or credit electronically on behalf of, the Participant, the Participant’s designee or such other person the requisite number of shares of Stock.

7.7 Privileges of a Shareholder. A Participant or any other person entitled to exercise an Option under this Plan will have no rights as a shareholder with respect to any Stock covered by the Option until the due exercise of the Option and issuance of such Stock.
7.8 Partial Exercise. An Option granted under this Plan may be exercised as to any lesser number of shares than the full amount for which it could be exercised. Such a partial exercise of an Option will not affect the right to exercise the Option from time to time in accordance with this Plan as to the remaining shares subject to the Option.
8. Restricted Stock
8.1 Grant of Restricted Stock. Subject to the provisions of Section 3, shares of Restricted Stock may be granted to Participants at any time and from time to time as may be determined by the Committee. Shares of Restricted Stock may be granted with or without Restricted Stock Dividend Equivalents as determined by the Committee. Shares issued or transferred pursuant to Restricted Stock awards may be issued or transferred for consideration or for no consideration, and will be subject to Performance Goals meeting the requirements of Section 10, including all requirements set forth in the Grant Letter.
8.2 Requirement of Employment or Service. The restrictions on a Participant’s Restricted Stock shall lapse, and the Restricted Stock shall be payable, at the end of the Restriction Period according to the terms set forth in the Grant Letter. If the Participant ceases to be employed by, or provide service to, the Company before the end of the Restriction Period, the Restricted Stock award will terminate as to all shares covered by the grant as to which the restrictions have not lapsed, and those shares of Stock must be immediately returned to the Company. However, if a Participant holding Restricted Stock ceases to be an Employee by reason of (i) retirement, (ii) disability, or (iii) death, the restrictions on Restricted Stock held by any such Participant will lapse pursuant to the following:
(a) Retirement. If a Participant terminates employment on account of a retirement under the Company’s retirement plan applicable to that Participant, the restrictions on such Participant’s Restricted Stock will lapse with regard to any Performance Period that ends within 36 months after the date of such retirement; provided that the Performance Goals associated with such Performance Period are achieved within that 36 month period. Retirement for Employees of AmeriGas Propane, Inc. (“API”) means termination of employment with API after attaining age 55 with ten or more years of service with API and its affiliates.
(b) Disability. If a Participant is determined to be “disabled” (as defined under the Company’s long-term disability plan), the restrictions on such Participant’s Restricted Stock will lapse with regard to any Performance Period that ends within 36 months after the date of such disability; provided that the Performance Goals associated with such Performance Period are achieved within that 36 month period.
(c) Death. In the event of the death of a Participant while employed by the Company, the restrictions on such Participant’s Restricted Stock will lapse at the end of the Performance Period associated with such Restricted Stock upon the achievement of the related Performance Goals.

(d) Time of Payment. In the event of retirement, disability or death, the Participant’s Restricted Stock shall be paid at the date specified for payment of the Restricted Stock in the Grant Letter, or at an earlier date determined by the Committee.
(e) Coordination with Severance Plan. Notwithstanding anything in this Plan to the contrary, if a Participant receives severance benefits under a Severance Plan, the terms of which require that severance compensation payable under the Severance Plan be reduced by benefits payable under this Plan, any amount payable to the Participant under Restricted Stock and Restricted Stock Dividend Equivalents after the Participant’s termination of employment shall be reduced by the amount of severance compensation paid to the Participant under the Severance Plan, as required by, and according to the terms of, the Severance Plan.
8.3 Restrictions on Transfer and Legend on Stock Certificate. During the Restriction Period set forth in the Grant Letter, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of Restricted Stock or rights to Restricted Stock Dividend Equivalents, if any. Any certificate for a share of a Restricted Stock will contain a legend giving appropriate notice of the restrictions in the grant. The Participant will be entitled to have the legend removed from the stock certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed. The Administrative Committee may determine that the Company will not issue certificates for Restricted Stock until all restrictions on such shares have lapsed, or that the Company will retain possession of certificates for shares of Restricted Stock until all restrictions on such shares have lapsed.
8.4 Privileges of a Shareholder. Unless the Committee determines otherwise, during the Restriction Period, a Participant who has been issued certificates under Section 8.3 will have the right to vote shares of Restricted Stock and to receive any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Committee.
8.5 Form of Payment for Restricted Stock. The Committee will have the sole discretion to determine whether the Company’s obligation in respect of payment of Restricted Stock awards for a Participant who is not issued certificates under Section 8.3 will be paid in Stock, solely in cash or partly in Stock and partly in cash.
9. Dividend Equivalents and Restricted Stock Dividend Equivalents
(a) Amount of Dividend Equivalents Credited. If the Committee so specifies, as of the Date of Grant in the stock option agreement, from the Date of Grant of an Option to a Participant (or, in the case of an Option granted after the date of commencement of a Performance Period to a new Participant or to a Participant with changed responsibilities, in which event, from such date not earlier than the date of commencement of the Performance Period as is designated by the Committee) until the earlier of (i) the end of the applicable Performance Period or (ii) the date of disability, death or termination of employment for any reason (including retirement), of a Participant, the Company will keep records for such Participant (“Account”) and will credit on each payment date for the payment of a dividend made by UGI on its Stock an amount equal to the Dividend Equivalent associated with such Option. Notwithstanding the foregoing, a Participant may not accrue during any calendar year Dividend Equivalents in excess of $1,000,000. Except as set forth in Section 9.5 below, no interest will be credited to any such Account.

(b) Amount of Restricted Stock Dividend Equivalents Credited. If the Committee so specifies when granting Restricted Stock, from the Date of Grant of Restricted Stock to a Participant (or, in the case of Restricted Stock granted after the date of commencement of a Performance Period to a new Participant or to a Participant with changed responsibilities, in which event, from such date not earlier than the date of commencement of the Performance Period as is designated by the Committee) until the earlier of (i) the end of the applicable Restriction Period or (ii) the date of disability, death or termination of employment for any reason (including retirement), of a Participant, the Company will maintain an Account for each Participant and will credit on each payment date for the payment of a dividend made by UGI on its Stock an amount equal to the Restricted Stock Dividend Equivalent associated with such Restricted Stock. Notwithstanding the foregoing, a Participant may not accrue during any calendar year Restricted Stock Dividend Equivalents in excess of $1,000,000. No interest will be credited to any such Account.
9.2 Payment of Credited Dividend Equivalents and Restricted Stock Dividend Equivalents. Payment of Dividend Equivalents and Restricted Stock Dividend Equivalents will be made only upon the determination by the Committee that all requirements of the Performance Goals associated with such Dividend Equivalents and Restricted Stock Dividend Equivalents have been achieved as prescribed in accordance with Section 10.
9.3 Timing of Payment of Dividend Equivalents and Restricted Stock Dividend Equivalents.
(a) Except as otherwise determined by the Committee, in the event of the (i) termination of an Option prior to exercise pursuant to Section 7.3(b) hereof, or (ii) acceleration of the exercise date of an Option pursuant to Section 7.3(a) hereof, in either case prior to the end of the applicable Performance Period, no payments of Dividend Equivalents associated with any Option will be made (A) prior to the end of the applicable Performance Period and (B) to any Participant whose employment by the Company terminates prior to the end of the applicable Performance Period for any reason other than retirement under the Company’s retirement plan, death, disability or Termination without Cause. As soon as practicable after the end of such Performance Period, the Committee will certify and announce the results for each Performance Period prior to any payment of Dividend Equivalents and unless a Participant will have made an election under Section 9.6 to defer receipt of any portion of such amount, a Participant will receive the aggregate amount of Dividend Equivalents payable to that Participant in the form specified by the Committee.
(b) Except as otherwise determined by the Committee, in the event of the termination of a grant of Restricted Stock pursuant to Section 8.2 hereof, no payments of Restricted Stock Dividend Equivalents associated with Restricted Stock will be made (A) prior to the end of the applicable Restriction Period and (B) to any Participant whose employment by the Company terminates prior to the end of the applicable Restriction Period for any reason other than retirement under the Company’s retirement plan, death or disability. As soon as practicable after the end of a Performance Period, the Committee will certify and announce the results for the Performance Period prior to any payment of Restricted Stock Dividend Equivalents. Unless a Participant will have made an election under Section 9.6 to defer receipt of any portion of such amount, a Participant will receive the aggregate amount of Restricted Stock Dividend Equivalents payable to that Participant in cash at the end of the applicable Restriction Period.
(c) Notwithstanding anything to the contrary in this Section 9.3, unless a payment of Dividend Equivalents associated with an Option is being made upon full exercise or termination of such Option, no Dividend Equivalents will be paid (either at the end of the applicable Performance Period or on a date such Dividend Equivalents are scheduled to be paid pursuant to a deferral election) if the average Fair Market Value of Stock for a period of thirty (30) consecutive business days immediately preceding the end of the applicable Performance Period or the date such deferred payment is scheduled to be made (as the case may be) is less than the exercise price of the Option to which such Dividend Equivalents were associated, and such payment will instead be made at the earlier of (i) such time as the average Fair Market Value of Stock over a period of ninety (90) consecutive business days thereafter exceeds the exercise price of such Option, or (ii) the termination or expiration date of such Option.
9.4 Form of Payment for Dividend Equivalents. The Committee will have the sole discretion to determine whether the Company’s obligation in respect of payment of Dividend Equivalents will be paid solely in credits to be applied toward payment of the Option Price, solely in cash or partly in such credits and partly in cash.
9.5 Interest on Dividend Equivalents. From a date which is thirty (30) days after the end of the applicable Performance Period until the date that all Dividend Equivalents associated with such Option and payable to a Participant are paid to such Participant, the Account maintained by the Company in its books and records with respect to such Dividend Equivalents will be credited with interest at a market rate determined by the Administrative Committee. The interest rate will be no higher than the prime interest rate as quoted in the Wall Street Journal on the last day of the month preceding the end of the Performance Period, or the preceding business day if the last day of the month is not a business day.
9.6 Deferral of Dividend Equivalents and Restricted Stock Dividend Equivalents. A Participant will have the right to defer receipt of any Dividend Equivalent or Restricted Stock Dividend Equivalent payments associated with an Option or Restricted Stock if the Participant elects to do so on or prior to December 31 of the year preceding the beginning of the last full year of the applicable Performance Period (or such other time as the Administrative Committee will determine is appropriate to make such deferral effective under the applicable requirements of federal tax laws). The terms and conditions of any such deferral (including the period of time thereof) will be subject to approval by the Administrative Committee and all deferrals will be made on a form provided a Participant for this purpose.

10. Requirements for Performance Goals and Performance Periods
10.1 Designation as Qualified Performance-Based Compensation. Grants of Restricted Stock, Restricted Stock Dividend Equivalents and Dividend Equivalents will qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code (“Code”), including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the Performance Goals have been met. The Committee will not have discretion to increase the amount of compensation that is payable upon achievement of the designated Performance Goals, but may, in its sole discretion, reduce the amount of compensation that is payable upon achievement of the designated Performance Goals.
10.2 Requirements for Performance Goals. When Restricted Stock, Restricted Stock Dividend Equivalents and Dividend Equivalents are granted, the Committee will establish in writing Performance Goals either before the beginning of the Performance Period or during a period ending no later than the earlier of (i) 90 days after the beginning of the Performance Period or (ii) the date on which 25% of the Performance Period has elapsed, or such other date as may be required or permitted under applicable regulations under Section 162(m) of the Code. The Performance Goal must specify (A) the objective Performance Goal(s) that must be met in order for restrictions on the Restricted Stock to lapse or the Restricted Stock Dividend Equivalents or Dividend Equivalents to be paid, (B) the Performance Period during which performance will be measured, (C) the maximum amounts that may be paid if the Performance Goals are met, and (D) any other conditions that the Committee deems appropriate and consistent with the Plan and the requirements of Section 162(m) of the Code for qualified performance based compensation, including any Restriction Period, the time of payment and other requirements.
10.3 Criteria Used for Performance Goals. The Committee will use objectively determinable business criteria for the Performance Goals based on one or more of the following criteria: stock price, earnings per share, net earnings, operating earnings, return on assets, shareholder return, return on equity, growth in assets, unit volume, sales, cash flow, market share, relative performance to a Comparison Group, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures. The Performance Goals may relate to the Participant’s business unit or the performance of the Company and its subsidiaries as a whole, or any combination of the foregoing. Performance Goals need not be uniform as among Participants.
10.4 Announcement of Performance; Forfeitures. The Committee will certify and announce the results for each Performance Period to all Participants as promptly as practicable following the completion of the Performance Period. If and to the extent that all requirements of the Performance Goals and the Grant Letter are not met, grants of Restricted Stock, Restricted Stock Dividend Equivalents or Dividend Equivalents will be forfeited.

11. Non-Transferability
No Option, shares of Restricted Stock, rights to Restricted Stock Dividend Equivalents, Dividend Equivalents or other rights granted under the Plan will be transferable otherwise than by will or the laws of descent and distribution, and an Option may be exercised, during the lifetime of the Participant, only by the Participant.
12. Consequences of a Change of Control
12.1 Notice and Acceleration. Upon a Change of Control, unless the Committee determines otherwise, (i) the Company will provide each Participant with outstanding grants written notice of such Change of Control, (ii) all outstanding Options will automatically accelerate and become fully exercisable, (iii) the restrictions and conditions on all outstanding Restricted Stock grants will immediately lapse, and (iv) Dividend Equivalents and Restricted Stock Dividend Equivalents will become payable in cash in such amounts as the Committee may determine.
12.2 Assumption of Grants. Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options that are not exercised will be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent of the surviving corporation), and other outstanding grants will be converted to similar grants of the surviving corporation (or a parent of the surviving corporation).
12.3 Other Alternatives. Notwithstanding the foregoing, subject to Section 12.4 below, in the event of a Change of Control, the Committee may take any of the following actions with respect to any or all outstanding Options: the Committee may (i) require that Participants surrender their outstanding Options in exchange for a payment by the Company, in cash or Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the shares of Stock subject to the Participant’s unexercised Options exceeds the Option Price of the Options, as applicable, or (ii) after giving Participants an opportunity to exercise their outstanding Options, terminate any or all unexercised Options at such time as the Committee deems appropriate. Such surrender, termination or settlement will take place as of the date of the Change of Control or such other date as the Committee may specify.
12.4 Committee. The Committee making the determinations under this Section 12 following a Change of Control must be comprised of the same members as those on the Committee immediately before the Change of Control. If the Committee members do not meet this requirement, the automatic provisions of Sections 12.1 and 12.2 will apply, and the Committee will not have discretion to vary them.
12.5 Limitations. Notwithstanding anything in the Plan to the contrary, in the event of a Change of Control, the Committee will not have the right to take any actions described in the Plan (including without limitation actions described in this Section 12) that would make the Change of Control ineligible for pooling of interests accounting treatment or that would make the Change of Control ineligible for desired accounting treatment if, in the absence of such right, the Change of Control would qualify for such treatment and the Company intends to use such treatment with respect to the Change of Control.

13. Adjustment of Number and Price of Shares, Etc.
Notwithstanding anything to the contrary in this Plan, in the event any recapitalization, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange of shares or other securities of UGI, stock split or reverse split, extraordinary dividend, liquidation, dissolution, significant corporate transaction (whether relating to assets or stock) involving UGI, or other extraordinary transaction or event affects Stock such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of Participants’ rights under the Plan, then the Committee may, in a manner that is equitable, adjust (i) any or all of the number or kind of shares of Stock reserved for issuance under the Plan, (ii) the maximum number of shares of Stock which may be the subject of grants to any one individual in any calendar year, (iii) the number or kind of shares of Stock to be subject to grants of Restricted Stock and Options thereafter granted under the Plan, (iv) the number and kind of shares of Stock issuable upon exercise of outstanding Options, (v) the Option Price per share thereof, (vi) the number of shares of Restricted Stock, (vii) the terms and conditions applicable to Restricted Stock, and/or (viii) the terms and conditions applicable to Dividend Equivalents and Restricted Stock Dividend Equivalents, provided that the number of Restricted Shares and the number of shares subject to any Option will always be a whole number. Any such determination of adjustments by the Committee will be conclusive for all purposes of the Plan and of each Option and grant of Restricted Stock, whether a stock option agreement or grant letter with respect to a particular Option or grant of Restricted Stock has been theretofore or is thereafter executed.
14. Limitation of Rights
Nothing contained in this Plan will be construed to give an Employee any right to a grant hereunder except as may be authorized in the discretion of the Committee. A grant under this Plan will not constitute or be evidence of any agreement or understanding, expressed or implied, that the Company will employ a Participant for any specified period of time, in any specific position or at any particular rate of remuneration.
15. Amendment or Termination of Plan
Subject to Board approval, the Committee may at any time, and from time to time, alter, amend, suspend or terminate this Plan without the consent of the Company’s shareholders or Participants, except that any such alteration, amendment, suspension or termination will be subject to the approval of the Company’s shareholders within one year after such Committee and Board action if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock is then listed or quoted, or if the Committee in its discretion determines that obtaining such shareholder approval is for any reason advisable. No termination or amendment of this Plan may, without the consent of the Participant to whom any Option or Restricted Share has previously been granted, adversely affect the rights of such Participant under such Option or Restricted Share, including any associated Dividend Equivalents or Restricted Stock Dividend Equivalents. Notwithstanding the foregoing, the Administrative Committee may make minor amendments to this Plan which do not materially affect the rights of Participants or significantly increase the cost to the Company.

16. Tax Withholding
Upon the lapse of restrictions on Restricted Stock and upon exercise of any Option under this Plan, the Company will require the recipient of the Stock to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements. However, to the extent authorized by rules and regulations of the Administrative Committee, the Company may withhold or receive Stock and make cash payments in respect thereof in satisfaction of a recipient’s tax obligations in an amount that does not exceed the recipient’s minimum applicable withholding tax obligations. In the event the Company receives Stock in satisfaction of a recipient’s minimum applicable withholding tax obligations, the Stock must have been held by the recipient for more than six months.
17. Governmental Approval
Each share of Restricted Stock and each Option will be subject to the requirement that if at any time the listing, registration or qualification of the shares covered thereby upon any securities exchange, or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of or in connection with the granting of such Restricted Share or Option or the purchase of shares thereunder, no such Option may be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Board.
18. Effective Date of Plan
18.1 Effective Date. This Plan will become effective as of January 1, 2000, subject to ratification by the Company’s shareholders prior to March 31, 2000. The 2003 amendment and restatement of the Plan is effective as of December 16, 2003.
18.2 Shareholder Approval for “Qualified Performance-Based Compensation.” This Plan must be reapproved by the shareholders of UGI no later than the first shareholders meeting that occurs in the fifth year following the year in which the shareholders previously approved the provisions of Section 10, if required by section 162(m) of the Code or the regulations thereunder.
19. Successors
This Plan will be binding upon and inure to the benefit of the Company, its successors and assigns and the Participant and his heirs, executors, administrators and legal representatives.
20. Headings and Captions
The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

21. Governing Law
The validity, construction, interpretation and effect of the Plan and option agreements issued under the Plan will be governed exclusively by and determined in accordance with the law of the Commonwealth of Pennsylvania.
The 2000 Stock Incentive Plan was approved by the shareholders of UGI Corporation on February 29, 2000.

UGI CORPORATION
2000 STOCK INCENTIVE PLAN
Exhibit A
For purposes of this Plan, the term “Change of Control,” and defined terms used in the definition of “Change of Control,” shall have the following meanings:
(1) “Change of Control” shall mean:
(i) Any Person (except UGI, any UGI Subsidiary, any employee benefit plan of UGI or of any UGI Subsidiary, or any Person or entity organized, appointed or established by UGI for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner in the aggregate of 20% or more of either (i) the then outstanding shares of common stock of UGI (the “Outstanding UGI Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of UGI entitled to vote generally in the election of directors (the “UGI Voting Securities”); or
(ii) Individuals who, as of the beginning of any 24-month period, constitute the UGI Board of Directors (the “Incumbent UGI Board”) cease for any reason to constitute at least a majority of the Incumbent UGI Board, provided that any individual becoming a director of UGI subsequent to the beginning of such period whose election or nomination for election by the UGI shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent UGI Board shall be considered as though such individual were a member of the Incumbent UGI Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of UGI (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or
(iii) Consummation by UGI of a reorganization, merger or consolidation (a “Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the respective Beneficial Owners of the Outstanding UGI Common Stock and UGI Voting Securities immediately prior to such Business Combination do not, following such Business Combination, Beneficially Own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding UGI Common Stock and UGI Voting Securities, as the case may be; or
(iv) Consummation of (a) a complete liquidation or dissolution of UGI or (b) a sale or other disposition of all or substantially all of the assets of UGI other than to a corporation with respect to which, following such sale or disposition, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding UGI Common Stock and UGI Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding UGI Common Stock and UGI Voting Securities, as the case may be, immediately prior to such sale or disposition.
(2) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.
(3) A Person shall be deemed the “Beneficial Owner” of any securities: (i) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the “Beneficial Owner” of securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for payment, purchase or exchange; (ii) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including without limitation pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed the “Beneficial Owner” of any security under this clause (ii) as a result of an oral or written agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (B) is not then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or (iii) that are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person’s Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to clause (ii) above) or disposing of any securities; provided, however, that nothing in this Section 1(c) shall cause a Person engaged in business as an underwriter of securities to be the “Beneficial Owner” of any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of forty (40) days after the date of such acquisition.
(4) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(5) “Person” shall mean an individual or a corporation, partnership, trust, unincorporated organization, association, or other entity.
(6) “UGI Subsidiary” shall mean any corporation in which UGI directly or indirectly, owns at least a fifty percent (50%) interest or an unincorporated entity of which UGI, as applicable, directly or indirectly, owns at least fifty percent (50%) of the profits or capital interests.